Exhibit 5.1

James L. Vandeberg
jvandeberg@ottolaw.com

January 9, 2007

Trimax Corporation
2 Lombard Street, Suite 204
Toronto, Ontario M5C1M1
Canada

Attn: Board of Directors

Re:	Registration Statement on Form S-8;

Gentlemen:

At your request, I have examined the Registration Statement on Form S-8 executed by you on January 9, 2007 and to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of one million, three hundred sixty-nine thousand, two hundred eighty-six (1,369,286) shares of your common stock, (the “Common Stock”) which will be issued in exchange for consulting services rendered under the consulting agreements and pursuant to the Director and Officer Stock Performance Plan.

As your counsel in connection with the Registration Statement, I have examined the proceedings taken by you in connection with the consulting agreements and the authorization of the issuance of the shares of Common Stock to be issued as consideration for services rendered and pursuant to the Director and Officer Stock Performance Plan and such documents as I have deemed necessary to provide this opinion.

Based upon the foregoing, it is my opinion that the shares, when issued and outstanding pursuant to the terms of the consulting agreements and pursuant to the Director and Officer Stock Performance Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement.

Very truly yours,

/s/ James L. Vandeberg

James L. Vandeberg